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                                   EXHIBIT

         Amendment No. 1, dated as of May 1, 1997, to the Amended and Restated Stockholder Agreement, dated as of September 3, 1996, as amended on September 19, 1996, by among Graham-Field Health Products, Inc., BIL (Far East Holdings) Limited and Irwin Selinger.
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          AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCKHOLDER AGREEMENT

                  AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCKHOLDER AGREEMENT, dated as of May 1, 1997 (this "First Amendment"), by and among BIL (FAR EAST HOLDINGS) LIMITED, a Hong Kong corporation
("BIL"), GRAHAM-FIELD HEALTH PRODUCTS, INC., a Delaware corporation (the "Company"), and IRWIN SELINGER ("Mr. Selinger").

                  WHEREAS, BIL, the Company and Mr. Selinger are parties to an Amended and Restated Stockholder Agreement, dated as of September 3, 1996, as amended on September 19, 1996, pursuant to which BIL, the Company and Mr. Selinger established certain terms and conditions concerning the acquisition and disposition of securities of the Company after the Effective Time (as subsequently amended and restated, the "Stockholder Agreement"; capitalized terms not otherwise defined herein shall have the meanings set forth in the Stockholder Agreement); and

                  WHEREAS, BIL, the Company and Mr. Selinger desire to amend the Stockholder Agreement in accordance with the terms hereof;

                  NOW, THEREFORE, BIL, the Company and Mr. Selinger hereby agree as follows:

                  SECTION 1.     Amendment to the Stockholder Agreement.
Section 4.01 of the Stockholder Agreement is, effective as of the date hereof, amended in its entirety to read as follows:

                 "4.01 Limitation on Acquisition of Equity Securities. Following the Effective Time and until the Restricted Group beneficially owns Outstanding Voting Securities representing less than 5% of the Voting Power of all Outstanding Voting Securities, no member of the Restricted Group shall acquire beneficial ownership of any Equity Securities, except (i) the acquisition of Equity Securities pursuant to the Merger Agreement or upon the conversion of or as a dividend on the BIL Series B Preferred Shares or the BIL Series C Preferred Shares in accordance with their terms, (ii) by way of stock dividends, stock splits or other distributions or offerings made available to holders of Equity Securities generally, (iii) pursuant to plans established by the Company for members of the Board of Directors, (iv) pursuant to the exercise of BIL's right to acquire Equity Securities directly from the Company as provided for in Section 4.02 or (v) the purchase of Equity Securities in open-market or privately-negotiated transactions, provided that, immediately after giving effect to such purchase, the members of the Restricted Group would not own, in the aggregate, Outstanding Voting Securities representing more than 49% of the Voting Power of all Outstanding Voting Securities."
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                  SECTION 2.     Representations.   (a)  The Company represents
to BIL that it has the requisite corporate power to enter into this First Amendment and to carry out its obligations hereunder, that the execution and delivery of this First Amendment has been duly authorized by all necessary corporate actions on the part of the Company and that this First Amendment has been duly executed and delivered on behalf of the Company.

                  (b) BIL represents to the Company and Mr. Selinger that it has the requisite corporate power to enter into this First Amendment and to carry out its obligations hereunder, that the execution and delivery of this First Amendment has been duly authorized by all necessary corporate actions on the part of BIL and that this First Amendment has been duly executed and delivered on behalf of BIL.

                  SECTION 3. Effect on the Stockholder Agreement. Except as specifically amended hereby, the original provisions of the Stockholder Agreement remain in full force and effect.

                  SECTION 4. Counterparts. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                  SECTION 5. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.
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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed as of the day and year first above written.

                                       BIL (FAR EAST HOLDINGS) LIMITED


                                       By: ___________________________________
                                           Name:  Rodney F. Price
                                           Title: Director


                                       GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                       By: ___________________________________
                                           Name:  Irwin Selinger
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer



                                           ___________________________________
                                                  Irwin Selinger